Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. REVISES COMPARABLE

STORE SALES AND EARNINGS PER SHARE

GUIDANCE FOR THIRD QUARTER

FOOTHILL RANCH, CA, October 3, 2007 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that the Company believes its change in comparable store sales for fiscal September will be in the range of -7.5% to -8.5%, as compared to -1% to +3% as previously announced. The Company also indicated that, for fiscal October, it anticipates a decrease in comparable store sales in the range of -2% to -6%.

Primarily as a result of continued softness in average store transaction counts and lower than anticipated full-priced selling at both its Wet Seal and Arden B divisions, the Company is also lowering its fiscal third quarter earnings guidance from its prior estimate. The Company now estimates for its fiscal third quarter it will report net income between $0.00 and $0.02 per diluted share compared to a prior estimate of between $0.07 and $0.10 per diluted share.

Joel Waller, CEO said: “During September, we have continued to experience lower year-over-year average store transaction counts. This, along with higher than originally expected promotional activity, has resulted in lowered comparable store sales and earnings expectations for the third quarter.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of September 1, 2007, the Company operated a total of 467 stores in 47 states, the District of Columbia and Puerto Rico, including 375 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for comparable store sales in fiscal September and October 2007 and guidance for diluted earnings per share for its third quarter of fiscal 2007, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.